Exhibit 99.3

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Doses First Patient in Phase 2 Clinical Study of

NGX-1998 Liquid Capsaicin Formulation

San Mateo, Calif., (November 2, 2010) – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today announced dosing of the first patient in its Phase 2 clinical study of NGX-1998, a liquid formulation of high-concentration capsaicin, in patients with postherpetic neuralgia (PHN).

The target profile for NGX-1998 is to provide safety, efficacy and tolerability that is at least comparable to Qutenza® (capsaicin) 8% patch with a significantly shorter application time.

The Phase 2, adaptive-design, clinical study will be conducted in two stages. The first stage is designed to determine the shortest tolerable anesthetic pretreatment regimen. The second stage will evaluate two NGX-1998 dose concentrations using the pretreatment regimens determined during stage 1. The objective is to select the appropriate concentration of NGX-1998 and pretreatment period for further evaluation in a Phase 3 clinical program. Up to 200 PHN patients are targeted for enrollment.

Jeffrey Tobias, MD Executive Vice President for Research and Development and Chief Medical Officer commented, “We are very pleased to have initiated our Phase 2 study of NGX-1998. Previous Phase 1 studies have suggested that NGX-1998 may deliver an effective dose of capsaicin in as little as five minutes. This study will now explore the shortest tolerable pretreatment regimen as well as provide preliminary efficacy and safety data of two concentrations of NGX-1998 in patients with PHN. These data will help us select the optimal dose of NGX-1998 and shortest overall treatment regimen. NGX-1998 is an important product candidate for the long-term growth of our neuropathic pain franchise and we are happy to have this clinical trial underway.”

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies.

NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza® (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company is currently preparing to submit a supplemental new drug application for Qutenza for the management of pain due to HIV-distal sensory neuropathy, or HIV-DSP, also known as HIV-associated neuropathy, or HIV-AN. The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 is currently enrolling PHN patients in a Phase 2 clinical study.

The Company’s early-stage product pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The Company has evaluated these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements regarding to the Phase 2 clinical trial of NGX-1998, including with respect to trial design and planned enrollment; the potential benefits of NGX-1998, including with respect to efficacy and tolerability; and NeurogesX’ proposed supplemental new drug application for Qutenza label expansion. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the conduct of the clinical trial for NGX-1998; past clinical trial and other data associated with NGX-1998 may not be indicative of such product candidate’s performance in current or future clinical trials; difficulties or delays in the submission of the supplemental new drug application for Qutenza; market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of an expanded label for Qutenza, including as a result of physician or patient reluctance to use Qutenza; Qutenza and NeurogesX’ other product candidates may have unexpected adverse side effects; and potential alternative therapies. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

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